Exhibit 99.28(i)(i)

April 8, 2010

The James Advantage Funds

1290 Broadway, Suite 1100

Denver, CO  80203

Re:          The James Advantage Funds, File Nos. 333-37277 and 811-08411

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 21 to The James Advantage Funds’ Registration Statement (the “Registration Statement”).  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 22 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

Don.Mendelsohn@ThompsonHine.com	Phone 513.352.6546	Fax 513.241.4771

THOMPSON HINE LLP	312 Walnut Street	www.ThompsonHine.com
ATTORNEYS AT LAW	14th Floor	Phone 513.352.6700
	Cincinnati, Ohio 45202-4089	Fax 513.241.4771